Exhibit 99.2

CHP 2018 Valuation Webinar Script

March 21, 2019, 1:30 p.m. ET

Operator Name: Nicole

Operator:

Ladies and gentlemen, welcome to the CNL Healthcare Properties valuation conference call. On the call today will be Stephen Mauldin, president and chief executive officer, Ixchell Duarte, chief financial officer and treasurer and John Starr, chief operating officer.

Before we begin, please note that statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, and future financial performance and potential strategic alternatives.

Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Descriptions of these risks can be found in the company’s SEC filings, including its recently filed annual report on Form 10-K. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The company undertakes no obligation to update or revise the information provided on this call due to new information or future results or developments, except as required by law.

The valuation information that will be discussed today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information is available in our filings with the SEC, which also may be accessed through the company’s website at cnlhealthcareproperties.com. Each listener is encouraged to review those filings together with all other information provided.

As a reminder, this call is being recorded on March 21, 2019 at 1:30 p.m. I will now turn the call over to Mr. Mauldin.

Welcome/Agenda - Slide 7

Steve Mauldin:	Thank you Nicole; good afternoon and thanks to all on the call for joining us today. On today’s call, we will review the results of our sixth and most recent annual, estimated net asset valuation (or N-A-V; or NAV) per share, which as of 12/31/18 was $10.01 per share as determined by our Board and its Valuation Committee. But before detailing the NAV process and results, I’d like to spend a few minutes briefly reviewing our current portfolio and status of the company.

Business Update/Significant Events – Slide 8

Steve:	To turn the clock back quickly to the very beginning, we initiated our public offering in mid-2011 and made our first investment in early 2012 – just over 7 years ago. We launched a follow-on equity offering in February of 2015 and that ran through September 30, 2015, when we closed our equity capital raise. Over the years we have built a $3 plus billion-dollar leading portfolio of newer, high-quality seniors housing and healthcare real estate.

Fast forwarding to 2018, in May of last year, we opportunistically sold a portion of one of our medical office buildings in Tennessee following our announcement that we would begin to explore strategic alternatives to provide liquidity to shareholders. As part of that process and as is typical for a company like ours moving into its later life stage, our board of directors voted to suspend our Distribution Reinvestment Plan and company’s Share Redemption Plan in July. To oversee our strategic alternatives work and process, we also formed a special committee, comprised exclusively of our independent directors, plus also engaged KeyBanc Capital Markets and HFF Securities to act as third-party financial advisors to our special committee. Since we are squarely in the strategic alternatives process and in active discussions and negotiations with various parties concerning portions of our portfolio, a question and answer session will not follow today’s webinar as we do not want to inadvertently impede our process.

After undergoing a thorough and careful exploration of the company’s alternatives, the special committee and our board of directors approved the sale of 55 of our healthcare buildings to Welltower Inc., a large New York Stock Exchange-listed REIT, for a gross price of $1.25 billion. We expect to close this large and complex transaction by mid-year, subject to customary closing conditions and other third-party consents. Earlier this month we also entered into an agreement to sell four of our inpatient rehabilitation facilities to Global Medical REIT – another New York Stock Exchange-listed REIT for $94 million. Although we are in the early phases of our strategic liquidity process, we believe we have taken real and significant first steps with these two pending transactions, which total 59 of the 70 assets that are currently classified by us as held for sale in our portfolio of 142 investments.

Portfolio by the Numbers – Slide 9

Steve:	Today, the 142 assets in the company’s portfolio represent a total investment value of over $3.04 billion across 34 states, with an average effective age of approximately 12.1 years. As of year-end 2018, the portfolio, judged by our investment basis, was comprised of 58% seniors housing communities; and 31% medical office buildings; with the 11% balance being our select investments in acute- and post-acute care assets.

Portfolio Overview: Seniors Housing -Slide 10

Steve:	Presuming our pending Welltower and Global Medical transactions close, our portfolio would tighten to 83 assets in 31 states, primarily consisting of our well-positioned, newer collection of seniors housing communities. The overwhelming majority of our seniors assets are private-pay driven assisted living communities, including assisted living with memory care services, and independent living communities – with an average effective age of 9.7 years old, which is considered quite young by industry standards.

Photo Slide or NAV history slide -Slide 11

Steve:	We conducted all six (6) of our annual estimated net asset valuations consistent with guidelines set forth by our primary trade association, The Institute of Portfolio Alternatives (or “IPA”). In a few minutes John Starr, our chief operating officer, will review the valuation methodology behind the recent NAV exercise that resulted in our estimated $10.01 per share NAV as of year-end 2018. As I’ve mentioned, our portfolio is comprised of newer and high-quality assets and while the total aggregate appraised real estate value remained relatively unchanged from last year’s NAV work, there were broader market forces and other key items that impacted our most recent estimated per share NAV.

Specifically, from a market perspective, we were not immune last year to the broader relative sector softness that impacted our most recent values for our seniors housing assets. Lower operating cash flows for the year and higher capitalization rates were influenced by new development and oversupply concerns in select markets across the country; labor and wage pressures at the property level in the face of very low national unemployment levels; and the lingering impact of the 2017-2018 flu season, which was the most severe experienced in this country in recent history and led to reduced occupancies in many of our communities.

Additionally, our NAV was impacted by an increase in company borrowings, in part to fund what we believe to be thoughtful capital and expansion projects throughout our portfolio, along with an increase in our estimate of property transactions costs as we are now a year further along in our strategic liquidity process. These transaction costs in the 2018 NAV now reflect a hypothetical orderly sale of all of the company’s assets and the use of multiple financial advisors to help us create the best potential outcomes for shareholders.

Importantly, the lower year-over-year valuations for our seniors housing assets were offset by an increase in our medical office building valuations, which are now carried at a premium compared to last year’s NAV, based on our in-place sale agreement with Welltower for the 55 healthcare assets.

I would now like to turn the call over to John Starr, our chief operating officer, to discuss our annual valuation process in more detail.

Estimated NAV– Slide 12

John Starr:	Thank you, Steve. To assist the board of directors and the company’s valuation committee, which is comprised solely of independent directors, the company engaged Robert A. Stanger & Co. to provide a valuation analysis to help establish the new estimated NAV per share as of calendar year end 2018. This was our first engagement with Stanger as a third-party valuation firm. Our selection was based on a number of factors including Stanger’s experience in the valuation of assets similar to those owned by us. In their analysis, Stanger used individual property appraisals for all properties except the MOB properties that are under contract with Welltower. For the appraised properties, Stanger used the income approach and provided a sensitivity analysis by stressing cap rates by 5%.

The estimated NAV per share was established consistent with our valuation policy and certain guidelines set forth by the IPA, with the exception of the inclusion of property transaction costs. As we did in 2017, we again included estimated property transaction costs as we continue our strategic alternatives process.

Methodology & Assumptions – Slide 13

John:	For the purposes of the valuation analysis, Stanger classified the properties into two categories: the MOB sale portfolio with 55 properties and the appraised properties consisting of the remaining 87 assets. The MOB sale portfolio, was valued based on the previously announced $1.25 billion gross purchase price to Welltower, net of various credits and adjustments in accordance with the sale agreement.

For the appraised properties, Stanger performed a site visit and conducted a valuation for each asset. Stanger prepared an appraisal report summarizing the key information and assumptions for each of the 87 assets as of year-end. The aggregate estimated value for these assets was approximately $2.25 billion and excluded any portfolio premium or discount due to the size and diversification of the portfolio.

The appraisals were conducted utilizing the income approach to value whereby an appropriate direct capitalization rate for each asset, except for the undeveloped land parcel, was determined and applied to its estimated stabilized net operating income. The value of each property was then adjusted, as applicable, for capital needs, surplus land and lease-up costs. The resulting value was then adjusted for our ownership interest and any third-party investment.

Capitalization Rate Summary – Slide 14

John:	In selecting capitalization rates, Stanger took into account, among other factors, prevailing capitalization rates in the applicable property sector, the property’s location, age and condition, the property’s operating trends and, for triple-net leased properties, the lease coverage ratios. The seniors housing assets utilized a range of 5.25% to 7.25% with a weighted average rate of 6.45%. Our post-acute care assets utilized a range of 6.25% to 10% with a weighted average rate of 8.54% and our acute care assets used a range of 7% to 9.25% with a weighted average rate of 8.71%.

Methodology – Slide 15

John:	The fair market value of our debt obligations was estimated based on pricing for similar debt instruments that we believe could be obtained in the market today. The company utilized a discounted cash flow approach whereby the company’s contractual debt payments, were discounted to present value at interest rates the company deemed appropriate and reflective of the market interest rates, as of the valuation date, for debt instruments with similar collateral, anticipated duration and pre-payment terms.

The values of cash and other assets and liabilities were estimated to approximate net realizable value and based on the book values derived from our unaudited balance sheet for the year ended December 31, 2018.

Appraised Properties Sensitivity – Slide 16

John:	As changes to the key assumptions to arrive at the estimated NAV per share have a significant effect on the value of our real estate assets, a sensitivity analysis to illustrate the impact of a 5% up or down change to capitalization rates was conducted for the appraised properties. The results of this sensitivity analysis show that 5% higher assumed cap rates would decrease the midpoint NAV by $0.60 per share, while 5% lower assumed cap rates would increase the midpoint NAV by $0.64 per share.

Valuation Range & Midpoint – Slide 17

John:	Stanger also provided a valuation range for the appraised properties real estate values by varying the direct capitalization rate by 25 basis points in either direction. The lower end of the range has a positive $0.49 impact on NAV per share while the high end of the range has a negative $0.46 impact on NAV per share. This results in a NAV per share valuation range of $9.55 to $10.50 with a midpoint value of $10.01.

I would now like to turn the call over to Ixchell Duarte, CNL Healthcare Properties chief financial officer and treasurer to summarize the results of our valuation work and describe other administrative matters.

Estimated NAV Per Share Build-Up – Slide 18

Ixchell Duarte:	The resulting valuation range for the estimated net asset value of the company, on a per share basis, was $9.55 to $10.50 per share, which included a deduction of $0.20 per share for estimated transaction costs assuming a hypothetical orderly sale of the assets of the company. Our board of directors approved $10.01 as the estimated NAV per share based on a total net asset value of approximately $1.75 billion which consisted of almost $3.42 billion in real estate value plus $84.5 million in cash and other assets, offset by approximately $1.71 billion in debt, accounts payable and other liabilities as well as approximately $34.2 million in estimated transaction costs.

Once we divided our total estimated net asset value by approximately 175.3 million outstanding shares, including 1.3 million of restricted shares as of December 31, 2018, we arrived at an estimated NAV per share of $10.01. While we have conducted our valuation as previously described, it is important to note that the estimated NAV per share is a snapshot in time and it is not necessarily indicative of the value of the company or the amount that stockholders may receive if the company were to list its shares or liquidate its assets now or in the future.

Quarterly distributions remained unchanged through the first quarter of 2019 at $0.11639 per share, or 4.65%, when expressed as an annualized percentage rate of the current estimated NAV per share. Thereafter, and in connection with our strategic alternatives process, our board of directors will continue to monitor ongoing cash distributions in connection with the operations and ownership of the seniors housing portfolio.

What’s Next – Slide 19

Ixchell Duarte:	Our near-term priority is to complete the pending sale of the 59 healthcare assets that are under contract. While we focus on reaching that milestone, and as we continue to pursue strategic alternatives, we remain committed to very actively driving performance for the balance of our portfolio, making capital improvements as needed and maximizing cash flows and performance at the individual asset level. We will continue our focus on maintaining a strong balance sheet, while managing expenses and will continue to be very strategic with managing debt maturities and our floating interest rate exposure.

We intend to post this presentation on our website at cnlhealthcareproperties.com for your reference. We also invite you to review our Form 8-K filed on March 19, 2019 which has additional details about our estimated net asset value and our valuation process.

Now I’d like to turn it back over to Steve for closing remarks.

Closing - Slide 20

Steve Mauldin:	Thank you Ixchell. To wrap up, I’d tell you that our mission is exceptionally clear. We as a management team and Board of Directors are totally focused on continuing to strategically manage and position the portfolio, which will in turn help drive asset performance and value as we continue along the dynamic path of exploring and executing strategic alternatives for our shareholders. We have great confidence in our portfolio and the sectors in which we have invested, and our mid- and long-term outlook remains positive due to a continuing favorable demographic and demand backdrop; abating development and new supply trends; and our expected ability to drive enhanced operational performance with our carefully curated group of seasoned and expert tenants and operators.

As I mentioned earlier, due to process discussions, we will not be hosting a question and answer session as part of today’s call. But should you have any questions about the information we have discussed today, I would encourage you to contact your CNL sales representative directly at 866-650-0650, option 2.

On behalf of our Board and the entire CNL healthcare fund management team, thank you for joining us for today’s call and for your interest in CNL Healthcare Properties. We look forward to being in touch as additional material events unfold in this very exciting time for the company. Thanks very much; this concludes today’s call.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Have a great day everyone.

END